Exhibit 99.1

KODIAK OIL & GAS CORP. APPOINTS

NEW INDEPENDENT BOARD MEMBER

WILLIAM J. KRYSIAK JOINS BOARD EFFECTIVE IMMEDIATELY

DENVER — September 23, 2010 /PRNewswire- FirstCall/ — Kodiak Oil & Gas Corp. (NYSE Amex: KOG), an oil and gas exploration and production company with assets in the Williston Basin of North Dakota and Montana and in the Green River Basin of southwest Wyoming and Colorado, today announced that its Board of Directors has appointed William J. Krysiak to serve as a member of the Company’s Board.  Mr. Krysiak will Chair the Audit Committee and sit on the Nomination and Compensation Committee.  Mr. Krysiak’s appointment is effective immediately and now brings the number of outside, independent Directors to three of the five-member Board.   As a result of this appointment, Kodiak has regained compliance with all board and committee composition requirements for listing on the NYSE Amex.

With over 17 years of experience as a corporate officer responsible for accounting and financial matters and strong public company experience in the oil and gas industry, including 13 years as the principal financial and accounting officer of NYSE-listed Western Gas Resources, Inc., Mr. Krysiak brings substantial financial reporting, compliance, capital markets and oil and gas transactional experience to Kodiak’s Board of Directors.

He currently serves as the CFO of Southwest Generation Operating Company, LLC, a Denver-based, privately held, independent power producer with investments in natural gas-fired power generation facilities located in the western United States.  Prior to his current position, from September 2007 to July 2009, he was the CFO of Aspect Holdings LLC, a Denver-based privately held energy company with investments and operations in numerous basins throughout the United States and in Europe, the Middle East, Central and South America.

Prior to Aspect, he served in various financial-oriented management and officer positions at Western Gas Resources, Inc. from 1985 to 2006, including Chief Financial Officer.  Western Gas Resources was an NYSE-listed independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer with operations in the United States and Canada.  During Mr. Krysiak’s tenure, Western Gas Resources grew substantially until the company was sold to Anadarko Petroleum Corporation in 2006 for approximately $5 billion in an all-cash transaction.  Subsequent to the sale of Western Gas Resources to Anadarko, Mr. Krysiak assisted Anadarko in a transition period from August 2006 through June 2007 as the Director of Financial Projects. In this position, his responsibilities included preparation, evaluation and completion of a monetization strategy for Anadarko’s midstream assets.

Over the course of his career, Mr. Krysiak has obtained extensive experience in a variety of corporate matters including business strategy and development, finance, treasury and risk management operations, accounting, SEC reporting and compliance, implementation and administration of SOX 404, internal audit, forecasting and planning, information technology, tax reporting, and investor and public relations.  Mr. Krysiak has also directed or been involved in numerous capital market transactions (including initial public offerings and secondary equity offerings), public and private debt transactions, and acquisition, divestiture and merger transactions.

He earned his BS in business administration with a major in accounting from Colorado State University in 1982 and is a Certified Public Accountant.

“We are pleased that Mr. Krysiak has agreed to join Kodiak’s Board of Directors,” said James E. Catlin, Kodiak’s Chairman of the Board and chief operating officer.  “His broad depth of relevant public company financial and transactional experience for a rapid-growth company such as Western Gas is particularly well-suited to Kodiak and its own plans for growth.  On behalf of the Board, I would like to welcome him as a new member of the Board, and we look forward to working with him on behalf of our shareholders.”

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning our future development. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts.  Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

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